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                                                                    EXHIBIT 99.1



                      GENESCO DECLARES QUARTERLY DIVIDENDS

NASHVILLE, Tenn., April 30, 1998 -- The board of directors of Genesco Inc. (NYSE:GCO) has declared dividends on the various classes of its preferred stock for the quarter ending May 2, 1998, and for all dividend arrearages through that date, payable May 28, 1998, to holders of record May 18, 1998.

         The rates are as follows:
-        Subordinated serial preferred stock:
              Series 1          $0.575 quarterly; $10.35 including arrearages
              Series 3          $1.1875 quarterly; $21.375 including arrearages
              Series 4          $1.1875 quarterly; $21.375 including arrearages

-     Subordinated cumulative preferred stock:
                           $0.375 quarterly; $6.75 including arrearages

      The dividend payment is conditioned on the prior redemption of the Company's 10 3/8% Senior Notes due 2003, which is expected to occur on May 8, 1998.
      Genesco, based in Nashville, markets and distributes branded footwear. The Company also operates the Volunteer Leather Company, a leather tanning and finishing business. Genesco's owned and licensed footwear brands, sold through both wholesale and retail channels of distribution, include Johnston & Murphy, Dockers Footwear and Nautica Footwear. Genesco's products are sold at wholesale to more than 2,700 retailers, including the Company's own network of 587 footwear retail stores in the U.S., operated principally under the names Jarman, Journeys and Johnston & Murphy.